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                                                                    EXHIBIT 4.10

                       AMENDMENT TO REMARKETING AGREEMENT



                  AGREEMENT, dated as of May 15, 2001 (this "AMENDMENT AGREEMENT"), between:

                  STEWART ENTERPRISES, INC., a Louisiana corporation (the "COMPANY"); and

                  BANC OF AMERICA SECURITIES LLC (which has changed its name from NationsBanc Montgomery Securities LLC) ("BAS").

                  WHEREAS, the Company has issued $200,000,000 aggregate principal amount of its 6.40% Remarketable Or Redeemable Securities Due May 1, 2013 (Remarketing Date May 1, 2003) (the "ROARS(SM)")(1) pursuant to an Indenture, dated as of December 1, 1996, between the Company and Citibank, N.A., as trustee (in such capacity, the "TRUSTEE"), as supplemented by a First Supplemental Indenture, dated as of April 24, 1998, between the Company and the Trustee (the Indenture, as so supplemented, being hereinafter referred to as the "INDENTURE");

                  WHEREAS, the Company and BAS have entered into a Remarketing Agreement, dated as of April 24, 1998, pursuant to which BAS, as Remarketing Dealer, has an option, among other things, to acquire and remarket the ROARS on the Remarketing Date (as defined therein);

                  WHEREAS, the Company wishes to purchase ROARS in a tender offer (the "TENDER OFFER") and in connection therewith eliminate the prohibition in the Indenture (the "INDENTURE AMENDMENT") on the defeasance, purchase or other acquisition of ROARS prior to the Remarketing Date, all as specified in the Purchase Offer Statement relating to the Tender Offer (the "PURCHASE OFFER STATEMENT");

                  WHEREAS, the Company may from time to time in the future seek to purchase, through open market or privately negotiated transactions, one or more tender or exchange offers or otherwise, all or a portion of the ROARS remaining outstanding after the consummation of the Tender Offer;

                  WHEREAS BAS wishes to consent to the purchase of the ROARS by the Company in the Tender Offer and from time to time thereafter and to the Indenture Amendment, subject to the terms and conditions set forth herein;

                  NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions set forth herein, the parties hereto agree as follows:

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(1)      "ROARS" is a service mark of Banc of America Securities LLC.

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                  SECTION 1. Capitalized terms used and not defined in this
Amendment Agreement shall have the meaning assigned to them in the Indenture and, as amended hereby, the Remarketing Agreement.

                  SECTION 2. (a) Section 3(f) of the Remarketing Agreement is hereby amended and restated as follows:

                  "The Company agrees that neither it, nor any of its subsidiaries or affiliates whose ownership would cause the ROARS to be deemed to be no longer outstanding, shall defease, purchase or otherwise acquire, or enter into any agreement to defease, purchase or otherwise acquire, any of the ROARS prior to the remarketing thereof by the Remarketing Dealer, other than pursuant to (i) Section 4(g) or 4(h) of this Agreement or
                  (ii) a Qualified Purchase. For purposes of this Agreement, a "QUALIFIED PURCHASE" shall mean any defeasance, purchase or other acquisition of the ROARS, in whole or in part, by the Company or any of its subsidiaries or affiliates whose ownership would cause the ROARS to be deemed to be no longer outstanding made prior to the Notification Date, as to which the Company or any such subsidiary or affiliate complies with the payment obligations set forth under Section 11(e)(iv) hereof."

                  (b) Section 11(e) of the Remarketing Agreement is hereby amended as follows:

                           (i) The first paragraph of Section 11(e) is hereby
                  amended and restated as follows:

                  "In the case of (i) any termination of this Agreement pursuant to Section 11(b), (ii) the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the ROARS, or any event set forth in Section 8(d)(ii) or (v), (iii) any redemption or any failure by the Company to redeem the ROARS following any election by the Company to effect such redemption as specified in Section 4(h) or (iv) any Qualified Purchase (each, a "CALCULATION EVENT"), the Company shall pay the Remarketing Dealer, in same-day funds by wire transfer to an account designated by the Remarketing Dealer, the fair market value, calculated as set forth below, or the Remarketing Dealer's right to purchase and remarket the ROARS (or, in the case of clause (iv) above, the aggregate principal amount of ROARS that is the subject of such Qualified Purchase, if less than all of the ROARS) pursuant to this Agreement (the "CALCULATION AMOUNT"). Any such payment shall be made immediately following the Calculation Amount Determination Date (as defined below), except that in the event of any payment made in connection with a Qualified Purchase, such payment shall be made on the date such Qualified Purchase is consummated.

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                           (ii) The first sentence of the second paragraph of
                  Section 11(e) is hereby amended by replacing the period at the end of the sentence with a semicolon and inserting the following additional proviso:

                  "provided further that in the event of a Qualified Purchase of less than 100% of the ROARS, (x) a Calculation Amount with respect to such Qualified Purchase shall be calculated as though the aggregate principal amount of ROARS that would have been repurchased and remarketed by the Remarketing Dealer on the Remarketing Date were equal to the aggregate principal amount of ROARS purchased in such Qualified Purchase, and (y) any Calculation Amount payable in respect of any subsequent Calculation Event shall be calculated giving effect to the reduction in principal amount of ROARS resulting from such Qualified Purchase."

                           (iii) the third sentence of the second paragraph of
                  Section 11(e) is hereby amended and restated as follows:

                  "The Remarketing Dealer shall determine the applicable Calculation Amount as soon as practicable after the occurrence of any of the Calculation Events (the "CALCULATION AMOUNT DETERMINATION DATE"), except that in the event of any Qualified Purchase the Remarketing Dealer shall determine the applicable Calculation Amount as of the second Business Day preceding the date such purchase is consummated."

                  SECTION 3. (a) The Company and BAS agree that the Tender Offer shall be treated as a Qualified Purchase giving rise to a Calculation Event pursuant to Section 11(e) of the Remarketing Agreement, as amended by this Amendment Agreement.

                  (b) BAS agrees to notify the Company of the Calculation Amount in respect of the ROARS accepted for purchase in the Tender Offer on the Business Day immediately following the date of expiration of the Tender Offer. The Company agrees to pay such Calculation Amount on the Settlement Date (as defined in the Purchase Offer Statement).

                  SECTION 4. BAS hereby consents to the Amendment (as defined in the Purchase Offer Statement) for purposes of Section 8(d)(ii) of the Remarketing Agreement.

                  SECTION 5. This Amendment Agreement shall not affect any of the obligations of the Company under the Indenture to the Trustee and to holders of the ROARS. Except as expressly amended by this Amendment Agreement, the Remarketing Agreement shall remain in full force and effect. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.

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                  IN WITNESS WHEREOF, each of the Company and BAS has caused this Amendment Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                              STEWART ENTERPRISES, INC.


                              By: /s/ William E. Rowe
                                  ----------------------------------------------
                                  Name:  William E. Rowe
                                  Title: President and Chief Executive Officer


                              BANC OF AMERICA SECURITIES LLC


                              By: /s/ David J. Walker
                                  ----------------------------------------------
                                  Name:  David J. Walker
                                  Title: Principal


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